Exhibit 10.1

November 30, 2022
[ADDRESS] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE OF INFORMATION COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Deanna Jurgens
[ADDRESS]

Dear Deanna:

This letter (the “Agreement”) confirms the agreement between you and Beyond Meat, Inc. (the “Company”) regarding the end of your employment with the Company and the resolution of any disputes between us.
1.Separation Date. Your last working day was October 12, 2022. Your employment with the Company ended effective October 17, 2022 (the “Separation Date”). By signing this Agreement, you hereby resign effective as of October 12, 2022 (a) as the Company’s Global Chief Growth Officer and President, North America, (b) as Manager of the Planet Partnership, LLC, and (c) from any and all other officer or other positions held by you with the Company or any of its affiliates. Further, you hereby agree that you have not and will not represent to anyone after your Separation Date that you are still an employee or officer of the Company or any of its affiliates, and you have not and will not say or do anything purporting to bind the Company or any of its affiliates.
2.Severance. Although you are not otherwise entitled to receive any severance from the Company, subject to, and in consideration for, your timely execution and non-revocation of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, the Confidential Information and Invention Assignment Agreement that you entered into with the Company effective as of May 21, 2021 (the “Confidentiality Agreement”) and all applicable Company policies, the Company will provide you with the severance set forth below.
a.Cash Severance. The Company will pay you a lump sum severance payment of $262,500, less all applicable withholdings and deductions, which will be paid to you on or before December 31, 2022.
b.COBRA Severance. The Company will pay you a lump sum severance payment of $9,132, less all applicable withholdings and deductions, which will be paid to you on or before December 31, 2022. This payment is intended to provide you with the amount necessary to pay premiums to continue your medical, dental and/or vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 6 months, after taking into account any tax withholding applicable to such payment.

3.No Other Monies Owed. You acknowledge and agree that you have been timely paid all of your wages and any other remuneration earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, other than those required pursuant to the Company’s 401(k) plan and/or COBRA and similar state law, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company. Any unreimbursed business expenses incurred by you on or before your Separation Date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to you promptly following your submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within 45 days after your Separation Date.
4.Equity. You acknowledge and agree that the Company previously granted to you one or more equity awards covering shares of the Company’s Common Stock pursuant to the Company’s 2011 Equity Incentive Plan, as amended and restated as the Company’s 2018 Equity Incentive Plan (the “Plan”). You acknowledge and agree that you have reviewed the information on your Company equity awards that is available through Merrill Lynch Benefits Online and that it accurately reflects the Company equity awards previously granted to you, and the terms applicable to your Company equity awards, including, without limitation, the number of shares subject to such equity awards that were vested (if any) as of your Separation Date. Your Company equity awards and the shares (if any) acquired pursuant to such equity awards will remain, as applicable, subject to the terms and conditions of any applicable stock option agreement, exercise agreement, restricted stock unit agreement, and the Plan (each of which shall remain in full force and effect and, together, are the “Equity Documents”). Please note that vested Company stock options generally expire if not exercised by the date that is 3 months following the Separation Date. Refer to Merrill Lynch Benefits Online and the applicable Equity Documents for the specific rules that apply to your Company stock options (if any). Unvested Company stock options and unvested Company restricted stock units will generally be forfeited in connection with your departure from the Company. You acknowledge and agree that, other than the vested portion of any Company stock options that are outstanding as of your Separation Date, you do not have any right to receive or otherwise acquire any Company securities, including, without limitation, any shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock, from the Company or any affiliate of the Company.
5.Your General Release. In consideration for receiving the severance set forth herein, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future subsidiaries, parent companies, affiliated companies, investors and related entities, as well as TriNet Group, Inc. and its affiliates and subsidiaries (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, consultants, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims (federal or state); claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units, or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; discrimination, harassment and retaliation claims; and all other claims under applicable federal, state and local laws, ordinances and regulations.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.
By signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program or waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to (i) your indemnification rights under the Indemnification Agreement that you entered into with the Company, made as of October 19, 2021 and effective as of May 25, 2021, a copy of which is attached as Attachment A (the “Indemnification Agreement”) and the Company’s internal governing documents, and (ii) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.
6.Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.
In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM

OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
7.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you have a right to and should consult with an attorney prior to executing this Agreement; (c) you have 45 calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 45-day consideration period provided in this paragraph. To revoke the Agreement, you must email to Jackie Trask a written notice of revocation at jackie.trask@beyondmeat.com prior to the end of the 7-day period. The severance offer will be automatically withdrawn if you do not sign the Agreement within the 45-day consideration period. Please also review the OWBPA Notice attached as Exhibit A.
8.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.
9.Continuing Obligations. At all times in the future, you will remain bound by your Confidentiality Agreement, a copy of which is attached as Attachment B.
10.Return of Company Property. You agree that you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, data, documents (in paper and electronic form) and credit cards. You further agree that you have returned or, if incapable of being returned, you have deleted and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession or control), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices.
11.Non-Disclosure. Except if required by law, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse and to your attorney or accountant in order for such individuals to render services to you. A breach of this provision will be deemed to be a material breach of this Agreement and, in addition to all other available remedies, will entitle the Company to recover liquidated damages in the amount of $10,000.00 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made.
12.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, board members, business partners or customers of the

Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement and, in addition to all other available remedies, will entitle the Company to recover liquidated damages in the amount of $10,000.00 for each occurrence of a breach. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. Nothing in this Agreement prohibits you from providing truthful information as required by law, including in a legal proceeding or a government investigation or prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
13.Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Los Angeles, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.
14.Entire Agreement. You and the Company agree that this Agreement, the Confidentiality Agreement, the Equity Documents, and the Indemnification Agreement, constitute the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement. All other prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company or any affiliate of the Company are expressly superseded hereby and are of no further force and effect. This Agreement may only be modified in a written document signed by you and an authorized employee of the Company.
15.Governing Law. Except as to the arbitration provision, this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state in which you primarily worked.

16.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or another similar electronic signature service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature and that the Agreement may not be challenged on the basis of such signatures.
To accept this Agreement, please timely sign and date this Agreement and return it to me.
Sincerely,
Beyond Meat, Inc.
By:/s/ Jackie Trask
(Signature)
Name:Jackie Trask
Title:Chief People Officer
My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement, that I have a right to consult with an attorney regarding this Agreement, and that I sign this release of all claims voluntarily and knowingly, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed /s/ Deanna Jurgens              Dated: 12/4/2022
DEANNA JURGENS

Exhibit A:    OWBPA Notice
Attachment A:    Indemnification Agreement
Attachment B:    Confidentiality Agreement
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